Exhibit 10.16

ADOPTED ON SEPTEMBER 1, 1995

AMENDED AND RESTATED ON FEBRUARY 20, 2007

Description of the Program

Name. The name of this benefit program shall be the “Directors Compensation Program.”

Purpose. The purpose of the Directors Compensation Program is to enable Sypris Solutions, Inc. (the “Company”) to attract, retain and motivate experienced directors by providing compensation that is competitive with compensation offered to directors of other similarly-situated public corporations in the United States.

Eligibility and Participation. Only “Eligible Directors,” defined as those members of the Board of Directors of the Company (the “Board”) who are not otherwise employed by the Company, its subsidiaries or any affiliate of the Company in any other capacity, are eligible to participate in the Directors Compensation Program. Any Eligible Director on the Board as of January 1, 2007 (the “Effective Date”) and thereafter shall be eligible for compensation under the Directors Compensation Program.

Compensation. Eligible Directors shall be compensated as set forth below:

(a) Annual Retainer.

(i) Amount. Each Eligible Director shall receive an annual retainer in the amount set forth on Exhibit 1 hereto (the “Annual Retainer”). In the event that an Eligible Director is initially elected to the Board at a time other than the date of the Company’s annual stockholders’ meeting, he or she shall receive a prorated Annual Retainer (the “Prorated Annual Retainer”) (together with The Annual Retainer, the “Fees”) the amount of which is to be determined by multiplying the Annual Retainer by a fraction, the numerator of which shall be the number of full months which have elapsed since the date of the Director’s initial election to the Board and the next annual stockholders’ meeting and the denominator of which shall be 12.

(ii) Payment. The Annual Retainer or the Prorated Annual Retainer, as applicable, shall be earned by the Eligible Directors and paid by the Company in equal quarterly installments for each Eligible Director. The quarterly installments of the Annual Retainer or Prorated Annual Retainer shall be payable, in arrears by checks issued to each Eligible Director no later than the 15th calendar day following the end of each of the Company’s fiscal quarters during which the respective Eligible Director served on the Board. Alternatively, pursuant to Paragraph (b) below, each Eligible Director may elect to receive 60% of his or her Annual Retainer or Prorated Annual Retainer, in the form of stock in lieu of cash.

(b) Form of Payment. Each Eligible Director may elect to receive 60% of his or her Fees, in the form of stock in lieu of cash. The election to receive stock in lieu of cash must be made by the Eligible Director before each January 1 and shall apply to the Fees earned during the following calendar year. Eligible Directors initially elected to the Board other than at an annual stockholders’ meeting shall make the election no later than 10 calendar days after being elected to the Board and such election shall apply to Fees earned during the remainder of such calendar year. An Eligible Director who fails to make a timely election for the first calendar year such director is eligible to make an election shall be deemed to have elected to receive Fees in cash. An Eligible Director who fails to make an election for any subsequent calendar year shall be deemed to have made the same election such director made for the immediately preceding calendar year. Any such election may be changed by thirty (30) days’ advance written notice to the Company, and such change shall become effective and apply to all cash payments or issuances of stock which occur after such thirty (30) day period.

Any shares of stock issued to an Eligible Director in lieu of cash compensation shall be granted to the respective Eligible Director pursuant to the Company’s 2004 Equity Plan (the “Equity Plan”) on a quarterly basis, with each grant to be made on the first day following the end of each of the Company’s fiscal quarters (the “Date of Grant”). The number of shares to be granted shall be determined by dividing the total of the quarterly installment of the Fees by the fair market value of the Company’s Common Stock, as determined in accordance with the Equity Plan, on the Date of Grant, rounded down to the nearest whole number of shares.

Expense Reimbursement. Each Eligible Director shall be reimbursed for travel and other expenses incurred in the performance of his or her duties.

Administration. The Directors Compensation Program is administered by the Compensation Committee of the Board. The Committee members are selected by the Board and have no specific term of office.

Resignation from the Board of Directors. The resignation of any Eligible Director shall cause such director to be ineligible to receive any amount of the Fee installments not yet earned by him or her as of the date of resignation.

Program Termination or Modification. The Compensation Committee shall review the Directors Compensation Program on at least an annual basis and may make changes, alterations or modifications to the program which are deemed to be in the Company’s best interest. Any change, alteration or modification shall be made by a written instrument consented to by the Board. The Board may similarly terminate the Directors Compensation Program at any time if, in the judgment of the Board, such termination is in the Company’s best interest.

IN WITNESS WHEREOF, the Company has caused this Directors Compensation Program to be executed in its name and on its behalf on February 20, 2007.

SYPRIS SOLUTIONS, INC.

By:	/s/ Jeffrey T. Gill
Jeffrey T. Gill
President and CEO